Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Second Quarter Results

Vancouver, WA – October 27, 2011- Riverview Bancorp, Inc. (Nasdaq GSM: RVSB). (“Riverview” or the “Company”) today announced that it earned $181,000, or $0.01 per diluted share, in its second fiscal quarter ended September 30, 2011, compared to $1.1 million, or $0.06 per diluted share, in its second quarter a year ago.  For the first six months of fiscal 2012, net income was $895,000, or $0.04 per diluted share, compared to $2.9 million, or $0.20 per diluted share, for the same period a year earlier.

“While Riverview continues to remain profitable, second quarter results were affected by the additions to our loan loss provision and a number of loans we placed on non-accrual status,” said Pat Sheaffer, Chairman and CEO. “We view this as a proactive step in light of the continued weak economic conditions. Improving credit quality while focusing on improved efficiency through programs such as our employee-incentive program for cost reductions are just two examples of Riverview’s ongoing efforts to ensure continued profitability and success. We are also looking for new growth opportunities and we are excited about our expansion in Gresham, Oregon with a new branch scheduled to open in the summer of 2012.”

Highlights (at or for the period ended September 30, 2011)

•	Credit Quality: Nonperforming loans (NPLs) increased to $29.7 million, or 4.27% of total loans. Real Estate Owned (REO) decreased to $25.6 million from $27.2 million at June 30, 2011.

•
Balance Sheet Review: Net loans increased $3.5 million during the quarter as loan growth continues to remain a challenge. Due to a planned reduction in non-branch deposits, total deposits decreased $13.6 million to $729.3 million at September 30th from $742.9 million at June 30th, however, average deposits increased $8.9 million for the quarter.

•	Net Interest Margin: The net interest margin during the second quarter was 4.35%.

•	Income Statement: Net income was $181,000, or $0.01 per diluted share, and marks the sixth consecutive profitable quarter.

•	Capital and Liquidity: The Company remains very well capitalized with total risk-based capital ratio of 14.29%. Liquidity remains robust with no outstanding borrowings.

Credit Quality

“We are taking aggressive action to continue to improve our credit quality, with improvements in REO balances and ongoing reductions in our land development and speculative construction portfolios,” said Dave Dahlstrom, EVP and Chief Credit Officer. “In part due to regulatory requirements, non-performing loan balances increased during the quarter, despite the fact that over 40% of these borrowers were current on their loan payments. With declines in local real estate values over the past several years, the collateral supporting some of these loans has declined below the note amounts. The increases in non-performing loans were primarily concentrated in the commercial construction, land development and commercial real estate (CRE) portfolios.”

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

NPLs totaled $29.7 million, or 4.27% of total loans at September 30, 2011, compared to $13.1 million, or 1.89% of total loans at June 30, 2011, and $35.3 million, or 5.06% of total loans a year ago.

REO decreased to $25.6 million at September 30, 2011 compared to $27.2 million in the preceding quarter. REO sales during the quarter totaled $1.7 million, with write-downs of $574,000 and additions of $642,000. Riverview currently has $8.5 million of REO properties under sale contracts with expected closing dates before the end of December.

The allowance for loan losses was $14.7 million at September 30, 2011, representing 2.11% of total loans and 49.43% of non-performing loans. The provision for loan losses was $2.2 million in the second quarter compared to $1.6 million in the preceding quarter and $1.7 million in the second quarter a year ago.

Balance Sheet Review

For the third consecutive quarter, net loans balances increased. Average loan balances were up $4.5 million compared to the June 30th quarter-end. Increases were concentrated in single-family residential mortgages and small-business commercial loans.

Riverview continues to reduce its exposure to land development and speculative construction loans. The balance of these portfolios was $66.6 million at September 30, 2011 compared to $68.8 million in the preceding quarter and $87.0 million a year ago. Speculative construction loans were $14.7 million, representing 2.1% of the total loan portfolio, and land development loans were $51.9 million, representing 7.5% of the total loan portfolio, at September 30, 2011.

The CRE loan portfolio continues to perform well with only isolated credit issues. The CRE loan portfolio totaled $356.6 million as of September 30, 2011, of which 29% was owner-occupied and 71% was investor-owned. At September 30, 2011, the CRE portfolio contained five loans totaling $4.0 million that were more than 90 days past due, representing 1.1% of the total CRE portfolio.

Due to a planned reduction in non-branch deposits, Riverview’s total deposits decreased $13.6 million during the quarter to $729.3 million at September 30, 2011 compared to $742.9 million at June 30, 2011. Deposits were $11.2 million higher compared to the balances one year ago. Average deposit balances, which eliminate fluctuations in daily balances, increased $8.9 million during the quarter. Non-interest bearing deposits increased $2.9 million during the quarter and currently account for 16.0% of total deposits, compared to 13.0% a year ago.  Riverview currently has no wholesale brokered deposits or funding.

Net Interest Margin

Riverview’s net interest margin was 4.35% for the second quarter compared to 4.66% in the preceding quarter and 4.46% in the second quarter a year ago. The decrease from the preceding quarter was due to the reversal of interest income from loans placed on non-accrual status as well as higher balances of cash and liquid assets held by the Bank.  The reversal of interest income resulted in a 23 basis point decrease in the Company’s net interest margin while the increase in cash and liquid assets decreased the net interest margin by approximately three basis points. The cost of interest bearing deposits was 0.75% during the current quarter, a decrease of six basis points from the preceding quarter and a decrease of 37 basis points from the second quarter a year ago.

Income Statement

Net interest income was $8.4 million in the second quarter compared to $8.8 million in the preceding quarter and $8.7 million in the second quarter a year ago. The decline in net interest income was due to the reversal of interest on non-accrual loans and the continued pressure on loan yields as a result of the current low interest rate environment. Operating revenue, which consists of net interest income plus non-interest income, was $10.3 million in the second quarter compared to $10.7 million both in the prior linked quarter and in the second quarter a year ago.

Non-interest income was $1.8 million in the second quarter compared to $1.9 million in the preceding quarter and $2.1 million in the second quarter a year ago. In the first six months of the fiscal year, non-interest income was $3.7 million compared to $4.3 million in the first six months of fiscal 2011. The decline from prior year was primarily due to a decline in both gains on the sale of REO properties and gains on sale of loans held for sale.

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

Non-interest expense was $7.8 million in the second quarter compared to $8.2 million in the first quarter and $7.4 million in the second quarter a year ago.  Second quarter fiscal 2012 results include a one-time data processing expense of $277,000 related to Riverview’s internet banking conversion. REO related expenses increased $326,000 from the prior linked quarter and $636,000 compared to the same period one year ago. For the first six months of the year, total non-interest expense was $16.0 million, compared to $14.7 million for the first six months of fiscal 2011.

“While operating expenses have increased due to higher costs associated with REO properties, we are making every effort to mitigate controllable operating expenses,” said Ron Wysaske, President and COO. “The bank has implemented a number of expense reduction initiatives, including initiating an employee-incentive program for cost reductions, and we have completed an evaluation of our staffing levels in light of the continued weak prospects for economic growth. The identified reductions will result in an expected annual savings ranging from $1.4 million - $1.7 million. The Company expects savings in the current fiscal year ranging from $300,000 - $400,000, however, due to the implementation dates of some of these items much of the savings will not be recognized until the Company’s fourth fiscal quarter. These efforts, along with other strategic cost reduction solutions, are designed to strengthen the Bank’s core functions and develop long-term operational efficiencies.”

Riverview Asset Management Corp. (“RAMCorp”), a trust company subsidiary of the Bank, increased its fee income 15.9% to $570,000 in the second quarter compared to $492,000 in the second quarter a year ago.  Year-to-date, RAMCorp fees totaled $1.2 million compared to $1.0 million in the same period a year ago. Assets under management increased 14.1% to $339.5 million at September 30, 2011 compared to $297.5 million at September 30, 2010.

Capital and Liquidity

The Bank continues to maintain capital levels significantly in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 14.29% and a Tier 1 leverage ratio of 10.79% at September 30, 2011. The decrease in capital from prior quarter was the result of a regulatory requirement that excludes a portion of the Bank’s deferred tax asset from regulatory capital. The Bank believes that it will be able to recognize 100% of its deferred tax assets, and it believes that such amounts will be added back to capital over the next several quarters as its deferred tax assets are realized. The Company also has an additional $12 million in assets that could be used in the future to boost the Bank’s capital levels or support future growth.

At September 30, 2011, the Bank had available total and contingent liquidity of over $480 million, including over $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and more than $60 million from cash and short-term investments. As of September 30, 2011, the Bank had no outstanding borrowings.

Company Growth

Riverview is proceeding with its announced plans to open a new branch in Gresham, Oregon, with construction expected to begin in early 2012. “We are excited about our plans to open a new branch in Gresham, Oregon,” said Sheaffer. “We are regularly asked by community leaders and clients when we are going to expand our presence in the Gresham market. Customer demand, along with steady, stable and successful growth of both the Wood Village and Gateway (Portland) locations demonstrate support for a stronger community bank presence in the region.”

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	September 30,	June 30,	September 30,	March 31,
(Dollars in thousands)	2011	2011	2010	2011

Shareholders’ equity	$108,149	$107,818	$105,719	$106,944
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	511	561	735	615

Tangible shareholders’ equity	$82,066	$81,685	$79,412	$80,757

Total assets	$873,396	$885,625	$858,865	$859,263
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	511	561	735	615

Tangible assets	$847,313	$859,492	$832,558	$833,076

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $873 million, it is the parent company of the 88 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2011	June 30, 2011	September 30, 2010	March 31, 2011
ASSETS

Cash (including interest-earning accounts of $32,955, $58,044, $36,002	$50,148	$70,010	$48,505	$51,752
and $37,349)
Certificate of deposits	23,847	18,875	14,951	14,900
Loans held for sale	264	190	417	173
Investment securities held to maturity, at amortized cost	499	499	512	506
Investment securities available for sale, at fair value	6,707	6,506	6,688	6,320
Mortgage-backed securities held to maturity, at amortized cost	181	185	199	190
Mortgage-backed securities available for sale, at fair value	1,341	1,545	2,306	1,777
Loans receivable (net of allowance for loan losses of $14,672, $16,059,
$19,029, and $14,968)	680,838	677,310	679,925	672,609
Real estate and other pers. property owned	25,585	27,213	19,766	27,590
Prepaid expenses and other assets	6,020	5,973	6,541	5,887
Accrued interest receivable	2,402	2,494	2,644	2,523
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350	7,350
Premises and equipment, net	16,568	15,864	15,893	16,100
Deferred income taxes, net	9,307	9,375	11,209	9,447
Mortgage servicing rights, net	334	364	470	396
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	177	197	265	219
Bank owned life insurance	16,256	16,103	15,652	15,952

TOTAL ASSETS	$873,396	$885,625	$858,865	$859,263

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$729,259	$742,859	$718,028	$716,530
Accrued expenses and other liabilities	9,459	8,824	8,898	9,396
Advance payments by borrowers for taxes and insurance	797	406	507	680
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,544	2,556	2,589	2,567
Total liabilities	764,740	777,326	752,703	751,854

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2011 - 22,471,890 issued and outstanding;
June 30, 2011 – 22,471,890 issued and outstanding;	225	225	225	225
September 30, 2010 – 22,471,890 issued and outstanding;
March 31, 2011 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,626	65,634	65,746	65,639
Retained earnings	44,088	43,907	41,760	43,193
Unearned shares issued to employee stock ownership trust	(644)	(670)	(748)	(696)
Accumulated other comprehensive loss	(1,146)	(1,278)	(1,264)	(1,417)
Total shareholders’ equity	108,149	107,818	105,719	106,944

Noncontrolling interest	507	481	443	465
Total equity	108,656	108,299	106,162	107,409

TOTAL LIABILITIES AND EQUITY	$873,396	$885,625	$858,865	$859,263

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
INTEREST INCOME:
Interest and fees on loans receivable	$ 9,815	$ 10,280	$ 10,672	$ 20,095	$ 21,865
Interest on investment securities-taxable	36	45	32	81	87
Interest on investment securities-non taxable	12	12	14	24	29
Interest on mortgage-backed securities	13	16	23	29	49
Other interest and dividends	89	75	48	164	63
Total interest income	9,965	10,428	10,789	20,393	22,093

INTEREST EXPENSE:
Interest on deposits	1,158	1,230	1,764	2,388	3,665
Interest on borrowings	372	368	375	740	760
Total interest expense	1,530	1,598	2,139	3,128	4,425
Net interest income	8,435	8,830	8,650	17,265	17,668
Less provision for loan losses	2,200	1,550	1,675	3,750	2,975

Net interest income after provision for loan losses	6,235	7,280	6,975	13,515	14,693

NON-INTEREST INCOME:
Fees and service charges	1,078	1,042	1,077	2,120	2,176
Asset management fees	570	625	492	1,195	1,013
Gain on sale of loans held for sale	21	23	124	44	243
Bank owned life insurance income	153	151	150	304	300
Other	10	63	207	73	554
Total non-interest income	1,832	1,904	2,050	3,736	4,286

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,514	4,511	4,085	8,025	8,025
Occupancy and depreciation	1,166	1,163	1,148	2,329	2,289
Data processing	542	288	248	830	500
Amortization of core deposit intangible	20	22	23	42	49
Advertising and marketing expense	283	245	255	528	390
FDIC insurance premium	286	273	417	559	838
State and local taxes	81	179	147	260	318
Telecommunications	108	107	105	215	212
Professional fees	298	339	321	637	647
Real estate owned expenses	756	430	120	1,186	286
Other	791	600	543	1,391	1,123
Total non-interest expense	7,845	8,157	7,412	16,002	14,677

INCOME BEFORE INCOME TAXES	222	1,027	1,613	1,249	4,302
PROVISION FOR INCOME TAXES	41	313	496	354	1,420
NET INCOME	$ 181	$ 714	$ 1,117	$ 895	$ 2,882

Earnings per common share:
Basic	$ 0.01	$ 0.03	$ 0.06	$ 0.04	$ 0.20
Diluted	$ 0.01	$ 0.03	$ 0.06	$ 0.04	$ 0.20
Weighted average number of shares outstanding:
Basic	22,314,854	22,308,696	18,033,354	22,311,792	14,404,588
Diluted	22,314,854	22,309,353	18,033,354	22,311,792	14,404,588

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
AVERAGE BALANCES
Average interest-earning assets	$770,719	$761,194	$769,423	$765,983	$762,312
Average interest-bearing liabilities	640,605	636,935	658,973	638,754	657,543
Net average earning assets	130,114	124,259	110,450	127,229	104,769
Average loans	695,941	691,394	707,944	693,680	718,838
Average deposits	724,473	715,610	716,279	720,066	707,926
Average equity	109,729	109,178	100,306	109,453	93,407
Average tangible equity	83,614	83,011	73,969	83,312	67,049

	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010
ASSET QUALITY
Non-performing loans	29,680	13,110	35,346
Non-performing loans to total loans	4.27%	1.89%	5.06%
Real estate/repossessed assets owned	25,585	27,213	19,766
Non-performing assets	55,265	40,323	55,112
Non-performing assets to total assets	6.33%	4.55%	6.42%
Net loan charge-offs in the quarter	3,587	459	2,211
Net charge-offs in the quarter/average net loans	2.04%	0.27%	1.24%

Allowance for loan losses	14,672	16,059	19,029
Average interest-earning assets to average interest-bearing liabilities	120.31%	119.51%	116.76%
Allowance for loan losses to non-performing loans	49.43%	122.49%	53.84%
Allowance for loan losses to total loans	2.11%	2.32%	2.72%
Shareholders’ equity to assets	12.38%	12.17%	12.31%

CAPITAL RATIOS
Total capital (to risk weighted assets)	14.29%	14.72%	14.07%
Tier 1 capital (to risk weighted assets)	13.03%	13.46%	12.81%
Tier 1 capital (to leverage assets)	10.79%	11.02%	11.00%
Tangible common equity (to tangible assets)	9.69%	9.50%	9.54%

DEPOSIT MIX	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	March 31, 2011

Interest checking	$92,006	$105,363	$82,318	$77,399
Regular savings	40,871	37,855	35,132	37,231
Money market deposit accounts	227,095	229,994	207,607	236,321
Non-interest checking	116,645	113,780	93,590	102,429
Certificates of deposit	252,642	255,867	299,381	263,150
Total deposits	$729,259	$742,859	$718,028	$716,530

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
September 30, 2011	(Dollars in thousands)
Commercial	$ 88,017	$ -	$ -	$ 88,017
Commercial construction	-	-	12,578	12,578
Office buildings	-	93,283	-	93,283
Warehouse/industrial	-	46,336	-	46,336
Retail/shopping centers/strip malls	-	83,638	-	83,638
Assisted living facilities	-	37,525	-	37,525
Single purpose facilities	-	95,778	-	95,778
Land	-	51,873	-	51,873
Multi-family	-	46,720	-	46,720
One-to-four family	-	-	17,643	17,643
Total	$ 88,017	$ 455,153	$ 30,221	$ 573,391

March 31, 2011	(Dollars in thousands)
Commercial	$ 85,511	$ -	$ -	$ 85,511
Commercial construction	-	-	8,608	8,608
Office buildings	-	95,529	-	95,529
Warehouse/industrial	-	49,627	-	49,627
Retail/shopping centers/strip malls	-	85,719	-	85,719
Assisted living facilities	-	35,162	-	35,162
Single purpose facilities	-	98,651	-	98,651
Land	-	55,258	-	55,258
Multi-family	-	42,009	-	42,009
One-to-four family	-	-	18,777	18,777
Total	$ 85,511	$ 461,955	$ 27,385	$ 574,851

LOAN MIX	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	March 31, 2011
Commercial and construction
Commercial	$ 88,017	$ 84,158	$ 93,026	$ 85,511
Other real estate mortgage	455,153	465,391	458,621	461,955
Real estate construction	30,221	25,924	52,262	27,385
Total commercial and construction	573,391	575,473	603,909	574,851
Consumer
Real estate one-to-four family	119,805	115,578	92,682	110,437
Other installment	2,314	2,318	2,363	2,289
Total consumer	122,119	117,896	95,045	112,726

Total loans	695,510	693,369	698,954	687,577

Less:
Allowance for loan losses	14,672	16,059	19,029	14,968
Loans receivable, net	$ 680,838	$ 677,310	$ 679,925	$ 672,609

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2011	(dollars in thousands)
Non-performing assets

Commercial	$ 207	$ 822	$ 1,341	$ -	$ -	$ 2,370
Commercial real estate	-	532	1,023	-	2,456	4,011
Land	-	533	5,983	-	6,753	13,269
Multi-family	196	-	-	-	-	196
Commercial construction	3,802	-	-	-	-	3,802
One-to-four family construction	1,723	1,815	-	-	-	3,538
Real estate one-to-four family	902	442	1,150	-	-	2,494
Consumer	-	-	-	-	-	-
Total non-performing loans	6,830	4,144	9,497	-	9,209	29,680

REO	3,828	8,721	9,412	3,624	-	25,585

Total non-performing assets	$ 10,658	$ 12,865	$ 18,909	$ 3,624	$ 9,209	$ 55,265

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2011	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,058	$ 4,226	$ 34,836	$ -	$ 6,753	$ 51,873
Spec Construction Loans	1,723	8,300	4,710	-	-	14,733

Total Land and Spec Construction	$ 7,781	$ 12,526	$ 39,546	$ -	$ 6,753	$ 66,606

RVSB Second Quarter Fiscal 2012 Results
October 27, 2011

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010

Efficiency ratio (4)	76.41%	75.99%	69.27%	76.20%	66.85%
Coverage ratio (6)	107.52%	108.25%	116.70%	107.89%	120.38%
Return on average assets (1)	0.08%	0.33%	0.52%	0.21%	0.68%
Return on average equity (1)	0.65%	2.62%	4.42%	1.63%	6.15%

NET INTEREST SPREAD
Yield on loans	5.59%	5.96%	5.98%	5.78%	6.07%
Yield on investment securities	2.59%	2.93%	2.60%	2.74%	2.98%
Total yield on interest earning assets	5.13%	5.50%	5.57%	5.31%	5.78%

Cost of interest bearing deposits	0.75%	0.81%	1.12%	0.78%	1.18%
Cost of FHLB advances and other borrowings	5.86%	5.85%	4.52%	5.85%	3.85%
Total cost of interest bearing liabilities	0.95%	1.01%	1.29%	0.98%	1.34%

Spread (7)	4.18%	4.49%	4.28%	4.33%	4.44%
Net interest margin	4.35%	4.66%	4.46%	4.50%	4.63%

PER SHARE DATA
Basic earnings per share (2)	$0.01	$0.03	$0.06	$0.04	$0.20
Diluted earnings per share (3)	0.01	0.03	0.06	0.04	0.20
Book value per share (5)	4.81	4.80	4.70	4.81	4.70
Tangible book value per share (5)	3.65	3.63	3.53	3.65	3.53
Market price per share:
High for the period	$3.12	$3.18	$2.49	$3.18	$3.81
Low for the period	2.20	2.80	1.73	2.20	1.73
Close for period end	2.40	3.07	1.98	2.40	1.98
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,314,854	22,308,696	18,033,354	22,311,792	14,404,588
Diluted (3)	22,314,854	22,309,353	18,033,354	22,311,792	14,404,588

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.